Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

CenturyTel	EMBARQ
Tony Davis	Investors & Analysts:
1-318-388-9525	Trevor Erxleben
tony.davis@centurytel.com	1-866-591-1964
investorrelations@embarq.com

Media:
Debra Peterson
1-913-323-4881
debra.d.peterson@embarq.com

EMBARQ Enters Into Amendment to Credit Facility

Amendment Would Take Effect upon Closing of CenturyTel-EMBARQ Merger

MONROE, La. and OVERLAND PARK, Kan., Jan. 23 /PRNewswire-FirstCall/ -- CenturyTel, Inc. (NYSE: CTL) and Embarq Corporation (NYSE: EQ) announced today that EMBARQ has entered into an amendment to its revolving credit facility. Absent this amendment, the existing EMBARQ credit facility would have been extinguished at the close of the previously announced merger between CenturyTel and EMBARQ. The amendment, which only becomes effective upon the close of the merger, enables the EMBARQ facility, as amended, to remain in place after the close.

Key terms of the amended facility are as follows:

-- Effective upon CenturyTel – EMBARQ merger close
-- $800 million unsecured revolving credit facility
-- Borrowing cost equal to LIBOR plus 300 basis points at current credit ratings
-- Matures May 10, 2011 (consistent with the existing EMBARQ credit facility)
-- Lender group comprised of 23 domestic and international banks

For more information on the amendment, please see the Current Report on Form 8-K filed today by EMBARQ, which is available at www.sec.gov.

In connection with the execution of the merger agreement among EMBARQ, CenturyTel and a wholly owned subsidiary of CenturyTel, CenturyTel entered into a financing commitment letter that provided for an $800 million bridge facility to fund, among other things, the repayment of outstanding borrowings under the EMBARQ credit facility. Due to the amendment to EMBARQ's revolving credit facility, CenturyTel does not expect this bridge financing to be required to consummate the merger. Therefore, CenturyTel intends to terminate the financing commitment letter.

About CenturyTel

CenturyTel (NYSE: CTL) is a leading provider of communications, high-speed Internet and entertainment services in small-to-mid-size cities through our broadband and fiber transport networks. Included in the S&P 500 Index, CenturyTel delivers advanced communications with a personal touch to customers in 25 states. Visit us at www.centurytel.com.

About EMBARQ

Embarq Corporation (NYSE: EQ), headquartered in Overland Park, Kansas, offers a complete suite of communications services. EMBARQ has operations in 18 states and is in the Fortune 500(R) list of America's largest corporations.

For consumers, EMBARQ offers an innovative portfolio of services that includes reliable local and long distance home phone service, high-speed Internet, wireless, and satellite TV from DISH Network(R) - all on one monthly bill.

For businesses, EMBARQ has a comprehensive range of flexible and integrated services designed to help businesses of all sizes be more productive and communicate with their customers. This service portfolio includes local voice and data services, long distance, Business Class High Speed Internet, wireless, satellite TV from DIRECTV(R), enhanced data network services, voice and data communication equipment and managed network services.

For more information, visit embarq.com.

Forward Looking Statements

Except for the historical and factual information contained herein, the matters set forth in this document, including statements as to the expected benefits of the acquisition or amended credit facility, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including changes in the credit markets or CenturyTel's capital requirements, receipt of required approvals by CenturyTel and EMBARQ stockholders and regulatory agencies, the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected, the possibility that costs or difficulties related to the integration of EMBARQ operations into CenturyTel will be greater than expected, the ability of the combined company to retain and hire key personnel, the impact of regulatory, competitive and technological changes and other risk factors relating to our industry as detailed from time to time in each of CenturyTel's and EMBARQ's reports filed with the Securities and Exchange Commission (SEC). There can be no assurance regarding the timing or the consummation of the merger or that the proposed credit facility amendment will take effect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this document. Unless legally required, CenturyTel and EMBARQ undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

In connection with the proposed merger, CenturyTel has filed, and the Securities and Exchange Commission (SEC) has declared effective, a Registration Statement on Form S-4 that includes a joint proxy statement of CenturyTel and EMBARQ that also constitutes a prospectus of CenturyTel. CenturyTel and EMBARQ began mailing the definitive joint proxy statement/prospectus to their respective shareholders on December 22, 2008. INVESTORS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT-PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION. You may obtain the joint proxy statement-prospectus, as well as other filings containing information about CenturyTel and EMBARQ, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the joint proxy statement-prospectus and the filings with the SEC that are incorporated by reference in the joint proxy statement-prospectus may also be obtained, free of charge, by directing a request to CenturyTel, 100 CenturyTel Drive, Monroe, Louisiana, 71203 Attention: Corporate Secretary, or to EMBARQ, 5454 West 110th Street, Overland Park, KS, 66211, Attention: Shareholder Relations.

The respective directors and executive officers of CenturyTel and EMBARQ and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding CenturyTel's directors and executive officers is available in its proxy statement filed with the SEC by CenturyTel on March 27, 2008, and information regarding EMBARQ directors and executive officers is available in its proxy statement filed with the SEC by EMBARQ on March 17, 2008. These documents can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation are included in the joint proxy statement-prospectus and other relevant materials filed with the SEC. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.